CERTIFICATE OF AMENDMENT

OF

RESTATED DECLARATION OF TRUST

OF

EUROPACIFIC GROWTH FUND

The undersigned, Carl M. Kawaja and Michael R. Tom, certify that they constitute the President and Assistant Secretary, respectively of EuroPacific Growth Fund, a Massachusetts Business Trust, and that they have been given the authority to amend Article I, Section 1.1 of the Restated Declaration of Trust and further that:

(1)	That Article I, Section 1.1. of the Restated Declaration of Trust has been amended to read as follows:

“Section 1.1 – Name

The name of the trust created hereby is “EUPAC Fund.”

(2)	The Amendment was unanimously approved by the Board of Trustees.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 7th day of April, 2025.

/s/ Carl M. Kawaja

Carl M. Kawaja

President

/s/ Michael R. Tom

Michael R. Tom

Assistant Secretary

Address: One Market, Steuart Tower, Suite 2000

San Francisco, CA 94105

STATE OF CALIFORNIA

SS.

COUNTY OF SAN FRANCISCO

Before me, Eleanor S. Grakauskas, a Notary Public in and for the County of San Francisco, State of California, personally appeared this day Carl M. Kawaja and Michael R. Tom, to me known and known to me to be the same persons whose names are signed to the foregoing instrument, and who acknowledged to me that they executed the same at their free and voluntary act and deed.

WITNESS, my hand and Notarial seal this 7th day of April, 2025.

/s/ Eleanor S. Grakauskas

Notary Public in and for said

County and State